Deloitte & Touche LLP Suite 400 1601 Wewatta Street Denver, CO 80202 USA Tel: +1 303 292 5400 Fax: +1 303 312 4000 www.deloitte.com

August 31, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Exhibit 13(a)(4) of Liberty All-Star® Growth Fund, Inc.'s Form N-CSRS dated August 31, 2022, and have the following comments:

1.	We agree with the statements made in the first and second paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the third paragraph.

Yours truly,